Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrimack Pharmaceuticals, Inc. on Form S-8 of our report dated March 12, 2020, with respect to our audit of the consolidated financial statements of Merrimack Pharmaceuticals, Inc. as of December 31, 2019 and for the year ended December 31, 2019 and our report dated March 12, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Merrimack Pharmaceuticals, Inc. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Merrimack Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Boston, Massachusetts
March 13, 2020